Exhibit 10.2

Agreement between Verdisys, Berg McAfee Companies, Energy 2000 NGC,

and Eric McAfee

The following sets forth the general terms for resolution of certain issues between Verdisys, Inc.; Energy 2000 NGC, Inc.; Berg McAfee Companies, LLC; and Eric McAfee, as an individual:

EDGE CAPITAL:

•	The parties acknowledge that the Memorandum of Understanding for the settlement amongst Edge Capital, Verdisys and certain other parties has been executed.

•	Eric McAfee or his designee(s), will exchange with Verdisys an aggregate of 500,000 Natural Gas Systems, Inc. shares for 500,000 Verdisys common shares with registration rights. The Verdisys shares shall be included for registration on the current SB-2 filing. These NGS shares shall be deposited by McAfee into an escrow account with Adams & Reese, or designee, pursuant to an escrow agreement and then sold to investors at $1.25 per share or better to generate a net target of $625,000 of cash. Verdisys shall not be responsible for arranging the sale of the NGS shares; McAfee will use his best efforts to arrange the sale of the NGS stock in a timely fashion. Some $625,000 of the cash proceeds from the sale shall be distributed from the escrow to Edge Capital and related parties as provided by the Edge Capital settlement agreement; and the balance, if any, reverts to Verdisys, Inc.

•	Verdisys will deliver as newly issued common stock the 250,000 Verdisys common shares into escrow for Edge Capital and related parties per the Edge settlement agreement, including registration rights.

ENERGY 2000:

•	Eric McAfee will make an advance to Energy 2000 in the form of 300,000 NGS shares. Energy 2000 will transfer these 300,000 Natural Gas Systems shares to Verdisys as full payment for all amounts currently owed by Energy 2000 to Verdisys for drilling services, third party costs and any other amounts. These NGS shares shall be deposited by Energy 2000 into escrow pursuant to the escrow agreement described above. Verdisys shall not be responsible for arranging the sale of the NGS shares; McAfee will use his best efforts to arrange for the sale of the NGS stock in a timely fashion at a target price of $1.25 per share or better. The net cash proceeds, after brokerage fees, shall be distributed from the escrow to Verdisys.

•	Any further services provided to Energy 2000 by Verdisys, or by a third party hired by Verdisys, shall require the prior written approval of an authorized officer or director of Energy 2000.

•	The Master Services Agreement, including the First Amendment, between Energy 2000 and Verdisys shall be amended to remove any reference to revenue sharing.

QUIKVIEW:

•	Verdisys will dismiss the Quikview lawsuit against all defendants, with prejudice an the parties to this agreement will sign a general waiver and release to include Verdisys, Quikview, and the named parties to the lawsuit.

•	Verdisys acknowledges that on or before November 15, 2004 Berg McAfee Companies will donate to charity the 230,000 Verdisys shares received by Berg McAfee Companies from the Quikview transaction.

INVESTMENT:

•	Berg McAfee Companies will make an investment of $200,000 into Verdisys on the same terms and in a pro rata security position with the recent Linden and Brown notes, with maturity on May 31, 2006. Such investment will be made on or before this Friday October 29, 2004, or as soon thereafter as possible.

•	Chadbourn Securities, a NASD broker dealer, shall be retained by Verdisys to arrange the funding of $1.3 million for working capital and the development of the abrasive cutting technology. Chadbourn shall receive a fee of 8% and an unallocated expense reimbursement of 2% on amounts funded. The Chadbourn fee shall exclude any funds invested by Berg McAfee Companies. Verdisys will provide reasonable investor presentation documentation and other support in order to raise this funding in November 2004.

This Agreement states the intentions of the parties, is fully binding, and is subject to the laws of the State of Texas. The effective date is October 27, 2004.

Berg McAfee Companies:	Verdisys, Inc.:

Eric McAfee, Managing Member	John O’Keefe, Chief Financial Officer
Berg McAfee Companies, LLC	Verdisys, Inc.

Energy 2000:	Eric McAfee:

Richard Thompson, CEO	Eric McAfee, as an individual
Energy 2000 NGC, Inc.